UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 26, 2007

Commission File Number: 000-49768

BLACK GARDENIA CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada	43-195-4778
(state or other jurisdiction of	(I.R.S. Employer I.D. No.)
incorporation or organization)

Level 30, Bank of China Tower, 1 Garden Road, Central Hong Kong
(Address of principal executive offices)

011-852-9836-2643
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Changes in Control of Registrant.

On January 26, 2007, Amy Ng resigned as Director, President and Secretary of Black Gardenia Corp. (the "Company").

On January 26, 2007 the Company appointed Toby Chu as the President and Chief Executive Officer of the Company. Mr. Chu is also a director of the Company, having been elected onto the board of directors on January 15, 2007. Mr. Chu is the President, CEO and Director of Capital Alliance Group Inc (“CAG”). CAG is the majority shareholder of the Company, having acquired majority ownership in 2006.

CAG is an investment, merchant banking and operations management company specializing in China’s education and media sectors. It also a publicly traded company on the Canadian TSX Venture Exchange. Mr. Chu is also President, CEO and founder of CIBT School of Business and Technology Corp., a subsidiary of CAG. Mr. Chu has nearly 25 years of experience in global corporate management specializing in initial public offerings, reverse-take-overs, mergers and acquisitions, corporate finance and venture capital and an extensive network of close business relationships in South East Asia, the Middle East, Europe and North America. During the past decade, Mr. Chu has earned numerous business awards and recognitions from the community. Mr. Chu was awarded the honor of “Top 40 Business People under the Age of 40'” by Business In Vancouver. Mr. Chu was nominated for the Ernst & Young Chartered Accountants and Montreal Trust sponsored “Entrepreneur of the Year Award” and made the shortlist as one of the top 30 finalists among 300 nominees across Canada. In 1997, Mr. Chu was selected by the Asia Pacific Foundation of Canada to participate in the published case study, 'Succeeding Profiles of Chinese Canadian Entrepreneurs'.

Also on January 26, 2007 the Company appointed Tim Leong as Secretary and Chief Financial Officer of the Company. On January 15, 2007, Mr. Leong was appointed a director of the Company. Mr. Leong is the Senior Vice President, Chief Financial Officer of CAG and CIBT. Mr. Leong has been the Secretary of CIBT since February 1996 and its Chief Financial Officer since May 1997. In addition, he has been the Chief Financial Officer of CAG since July 1995. Prior to joining CAG in 1994, Mr. Leong was a Senior Manager of Dyke & Howard, Chartered Accountants and Auditor, Price Waterhouse Chartered Accountants.

No compensation or management agreements for either Mr. Chu or Mr. Leong have been agreed to at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 26, 2007

BLACK GARDENIA CORP.
(Issuer)

By:  /s/ Tim Leong
        Tim Leong, Director, Secretary, Chief Financial
        Officer